EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                                         For the Year            For the Year
(in thousands, except ratio):           Ended 12/31/98          Ended 12/31/97
--------------------------------------------------------------------------------

Net income                               $     76,559            $     79,779
                                         ------------            ------------

Fixed charges:
      Advisory fees                               250                     250
                                         ------------            ------------

Total fixed charges                               250                     250
                                         ------------            ------------

Earnings before fixed charges            $     76,809            $     80,029
                                         ============            ============

Fixed charges, as above                  $        250            $        250
Preferred stock dividend requirements          44,550                  44,550
                                         ------------            ------------

Fixed charges including preferred stock
     dividends                           $     44,800            $     44,800
                                         ============            ============

Ratio of earnings to fixed charges
     and preferred stock dividend
     requirements                                1.71                    1.79
                                         ============            ============